                                                                    EXHIBIT 11.1


                              THE NORTH FACE, INC.

                 COMPUTATION OF PRO FORMA EARNINGS PER SHARE (1)
                    (In thousands, except per share amounts)




                                                                      Three Months Ended             Nine Months Ended
                                                                        September 30,                   September 30,
                                                                     1996           1995             1996          1995
                                                                   --------       --------         --------      --------

Weighted average shares outstanding during the period:

Weighted Average Shares Outstanding. . . . . . . . . . .              5,726          2,902          3,911          3,238

Incremental shares from assumed
exercise of stock options (2). . . . . . . . . . . . . .                611            553            613            553


Shares issued upon conversion of
Series A Preferred Stock . . . . . . . . . . . . . . . .              4,220          3,813          4,008          3,632
                                                                   --------       --------       --------       --------

Weighted average common and common
equivalent shares outstanding. . . . . . . . . . . . . .             10,557          7,268          8,532          7,423
                                                                   --------       --------       --------       --------
                                                                   --------       --------       --------       --------

Income Before Extraordinary Loss . . . . . . . . . . . .             $7,412         $4,565         $4,373         $3,149

Extraordinary Loss . . . . . . . . . . . . . . . . . . .             ($863)             $0         ($863)             $0
                                                                   --------       --------       --------       --------

Net Income . . . . . . . . . . . . . . . . . . . . . . .             $6,549         $4,565         $3,510         $3,149
                                                                   --------       --------       --------       --------
                                                                   --------       --------       --------       --------

Pro forma Earnings per Share:
      Income Before Extraordinary Loss . . . . . . . . .              $0.70          $0.63          $0.51          $0.42

      Extraordinary Loss, net of tax . . . . . . . . . .             ($0.08)         $0.00         ($0.10)         $0.00
                                                                    --------      --------       --------       --------

      Net Income . . . . . . . . . . . . . . . . . . . .              $0.62          $0.63          $0.41          $0.42
                                                                    --------      --------       --------       --------
                                                                    --------      --------       --------       --------
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(1)  Pro forma for all periods presented due to the assumed conversion, as of the beginning of the period, of all outstanding shares of
     Preferred Stock into Common Stock in conjunction with the Company's initial public offering in July 1996.

(2) In accordance with the rules of the Securities and Exchange Commission, common stock and common stock equivalents issued within one year to the initial public offering effective July 8, 1996, have been considered as outstanding for all periods using the treasury stock method (assuming a market price of $14.00 in prior years), even though they are anti-dilutive in loss periods.



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